EXHIBIT 99.1

Northern States
Financial Corporation

1601 North Lewis Avenue
P.O.Box 39
Waukegan, Illinois 60079-0039

847-244-6000

                                                                                                             April 30, 2009

NORTHERN STATES FINANCIAL
REPORTS FIRST QUARTER RESULTS

WAUKEGAN, IL, April 30, 2009 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, an FDIC insured financial institution, today reported a first quarter 2009 loss of $1,457,000 or $.39 per basic and diluted share as compared with first quarter 2008 net income of $1,201,000, or $.29 per basic share.  The first quarter 2009 loss was caused by a loss of $1,673,000 on the sale of other real estate owned and a provision for loan and lease losses of $1,704,000 reflecting continuing declines in real estate values on properties used as collateral on troubled loans.  During the first quarter 2009, the Company also had a 20 basis point decline to the net interest spread, the difference between yields earned on loans and investments and rates paid on deposits and borrowings, compared to the first quarter 2008, due to increases to the Company’s nonaccrual loans.

“While we consider any loss to be unacceptable, we are pleased with the progress made in the identification and resolution of our troubled credits this quarter,” says NorStates Bank’s President Scott Yelvington. “Further deteriorating real estate values continue to put pressure on our loan portfolio, resulting in our aggressive allocation to our loan loss reserve.”

Total assets reached $652.1 million at March 31, 2009, increasing $11.4 million from total assets of $640.7 million at December 31, 2008.  The increase in assets was attributable to growth in short-term federal funds sold that increased $29.8 million to $37.3 million at March 31, 2009, as compared with $7.5 million at December 31, 2008 – as the Company increased its liquidity levels.  Loans decreased slightly during the first quarter of 2009 and totaled $475.6 million at March 31, 2009 – decreasing $5.2 million, or 1.1 percent as compared with $480.8 million at December 31, 2008.  The decrease in loans was primarily due to the lower borrowing demands of the Bank’s customers due to the poor economy.

Deposit totals at March 31, 2009 of $500.5 million remained relatively unchanged from December 31, 2008 deposit levels of $500.8 million.  The deposit mix changed as core deposits of retail commercial checking, savings, money market and NOW accounts, generally considered more stable and lower cost deposits, increased $5.6 million to $212.8 million at March 31, 2009 as compared with December 31, 2008 core deposit levels.  At the same time, higher cost time deposits declined $9.3 million.

During the first quarter of 2009, the Company received $17.2 million of funds through the U.S. Department of the Treasury’s TARP Capital Purchase Program.  These funds increased the Company‘s capital levels that at year-end 2008 already exceeded the regulatory minimums for capital adequacy and increased the Company’s liquidity.

NSFC Press Release
April 30, 2009

The Company’s other real estate owned, consisting of properties that the Company has foreclosed upon, decreased $4.3 million to $6.3 million at March 31, 2009, as compared with $10.6 million at December 31, 2008.   During the first quarter of 2009, the Company sold a luxury home that had been valued at $5.9 million for $4.2 million recognizing a $1.7 million loss on the sale.  The Company’s loss on the sale was due to declining values of luxury homes, large inventory, and the limited number of buyers for such homes.  An additional $1.6 million in properties were foreclosed upon and transferred to other real estate owned from loans during the quarter ended March 31, 2009.

The Company made a provision for loan and lease losses of $1,704,000 during the three months ended March 31, 2009, as compared with $263,000 during the same period last year.  Most of the provision during the first quarter of 2009 was a result of the continued decrease in real estate collateral values on troubled loans due to the declining economy.

 Nonperforming loans and leases were $39.5 million at March 31, 2009 increasing $2.4 million, as compared with $37.1 million at year-end 2008.  Two loan relationships account for 66 percent of the total nonperforming loans at March 31, 2009.  Nonperforming loans consist of nonaccrual loans that no longer earn interest and accruing loans that are 90 days past due and in the process of collection.

Impaired loans totaled $41.4 million at March 31, 2009, a reduction of $2.4 million from $43.8 million at December 31, 2008.  The Company considers a loan to be impaired if principal and interest will not be collected under the contractual terms of the note and includes nonaccrual loans.

On April 21, 2009, the Board of Directors of the Northern States Financial Corporation determined that there would be no semi-annual cash dividend paid on June 1, 2009 due to the reduced earnings of the Company and to preserve capital.

About Northern States Financial Corporation

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted.  The Company undertakes no obligation to update these forward-looking statements in the future.  Factors that could have a material adverse effect on the Company’s operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, a continued increase in nonperforming loans, uncertainty regarding the Company’s ability to ultimately recover on loans currently on nonaccrual status, unanticipated changes  in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of

NSFC Press Release
April 30, 2009

the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements.

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Quarter ended March 31:	2009		2008

Net Income (Loss)		$(1,457)	$1,201
Basic and Diluted
Earnings (Loss) Per Share	$	( .39)	$.29
Return on Average Assets		-.91%	.75%
Return on Average Equity		-8.60%	6.48%
Efficiency Ratio		118.56%	67.91%
Yield on Interest Earning Assets		5.23%	6.22%
Cost of Interest Bearing Liabilities		2.32%	3.11%
Net Interest Spread		2.91%	3.11%
Net Yield on Interest Earning Assets		3.24%	3.61%

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

	March 31, 2009	Dec. 31, 2008

Total Assets	$652,144	$640,719
Total Loans and Leases	475,616	480,812
Total Deposits	500,520	500,821
Total Stockholders’ Equity	76,535	61,614
Nonperforming Loans and Leases	39,474	37,066
Impaired Loans and Leases	41,392	43,756
Other Real Estate Owned	6,275	10,575
Nonperforming Loans and Leases to Total Loans and Leases	8.30%	7.71%
Book Value per Share	$18.79	$15.13
Number of Shares Outstanding	4,072,255	4,072,255

For Additional Information, Contact:
Scott Yelvington, Executive Vice President  (847) 244-6000 Ext. 201
        Websites:    www.nsfc.com    www.nsfc.net

NSFC Press Release
April 30, 2009

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ 000s) (Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$11,756	$14,108
Interest bearing deposits in financial institutions - maturities less than 90 days	209	242
Federal funds sold	37,331	7,518
Total cash and cash equivalents	49,296	21,868
Securities available for sale	96,556	103,194
Loans and leases	475,616	480,812
Less: Allowance for loan and lease losses	(11,913)	(10,402)
Loans and leases, net	463,703	470,410
Federal Home Loan Bank stock	1,757	1,757
Office buildings and equipment, net	9,856	9,916
Other real estate owned	6,275	10,575
Goodwill	9,522	9,522
Core deposit intangible assets	810	926
Accrued interest receivable and other assets	14,369	12,551
Total assets	$652,144	$640,719

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand - noninterest bearing	$56,078	$57,313
Interest bearing	444,442	443,508
Total deposits	500,520	500,821
Securities sold under repurchase agreements	38,754	42,574
Federal Home Loan Bank advance	20,000	20,000
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	1,206	1,011
Accrued interest payable and other liabilities	5,129	4,699
Total liabilities	575,609	579,105

Stockholders' Equity
Common stock	1,789	1,789
Preferred stock	16,550	0
Warrants	681	0
Additional paid-in capital	11,584	11,584
Retained earnings	54,507	56,082
Treasury stock, at cost	(9,280)	(9,280)
Accumulated other comprehensive income	704	1,439
Total stockholders' equity	76,535	61,614
Total liabilities and stockholders' equity	$652,144	$640,719

NSFC Press Release
April 30, 2009

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three months ended March 31, 2009 and 2008
($ 000s, except per share data) (Unaudited)

	Three months ended
	March 31,	March 31,
	2009	2008
Interest income
Loans (including fee income)	$6,434	$7,246
Securities
Taxable	1,254	1,888
Exempt from federal income tax	98	115
Federal funds sold and other	3	70
Total interest income	7,789	9,319
Interest expense
Time deposits	2,255	2,826
Other deposits	420	479
Repurchase agreements and federal funds purchased	171	410
Federal Home Loan Bank advances	27	62
Subordinated debentures	123	159
Total interest expense	2,996	3,936
Net interest income	4,793	5,383
Provision for loan and lease losses	1,704	263
Net interest income after provision for loan and lease losses	3,089	5,120
Noninterest income
Service fees on deposits	538	634
Trust income	172	213
Gain (loss) on sales of other real estate owned	(1,673)	0
Other operating income	238	293
Total noninterest income	(725)	1,140
Noninterest expense
Salaries and employee benefits	2,101	2,216
Occupancy and equipment, net	732	634
Data processing	391	439
Legal	239	84
Audit and professional	271	352
Amortization of intangible assets	116	116
Other operating expenses	973	589
Total noninterest expense	4,823	4,430
Income before income taxes	(2,459)	1,830
Provision for income taxes	(1,002)	629
Net income (loss)	$(1,457)	$1,201

Basic and diluted earnings (loss) per share	$(0.39)	$0.29